                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                TENGASCO, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                 TENGASCO, INC.
                                 603 MAIN AVENUE
                           KNOXVILLE, TENNESSEE 37902

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                 AUGUST 31, 1999

TO THE STOCKHOLDERS:

         Notice is hereby given that the 1999 annual meeting of stockholders (the "Annual Meeting") of Tengasco, Inc. (the "Company") has been called for and will be held at 10:00 A.M., local time, on Tuesday, August 31, 1999, at the Club LeConte, 2700 Plaza Tower, Knoxville, Tennessee 37902 for the following purposes:

         1. To authorize an amendment to the Company's By-Laws to increase the maximum number of Directors of the Company from seven (7) to ten (10);

         2. To elect Joseph E. Armstrong, Benton L. Becker, John A. Clendening, Neal F. Harding, John L. Kidde, James B. Kreamer, William A. Moffett, Shigemi Morita, Malcolm E. Ratliff and Allen H. Sweeney, to the Board of Directors to hold office until their successors shall have been elected and qualify;

         3. To ratify the appointment by the Board of Directors of BDO Seidman, LLP to serve as the independent certified public accountants for the current fiscal year; and

         4. To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on July 16, 1999 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's offices at 603 Main Avenue, Knoxville, Tennessee 37902, for ten (10) days prior to August 31, 1999.

                                              By Order of the Board of Directors

                                              Robert M. Carter, President

Dated:  July 20, 1999

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GRANTING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

                                 TENGASCO, INC.
                                 PROXY STATEMENT

                                     GENERAL

         This proxy statement is furnished by the Board of Directors of Tengasco, Inc., a Tennessee corporation (sometimes the "Company" or "Tengasco"), with offices located at 603 Main Avenue, Knoxville, Tennessee 37902, in connection with the solicitation of proxies to be used at the annual meeting of stockholders of the Company to be held on August 31, 1999 and at any adjournments thereof (the "Annual Meeting"). This proxy statement will be mailed to stockholders beginning approximately July 30, 1999. If a proxy in the accompanying form is properly executed and returned, the shares represented thereby will be voted as instructed on the proxy. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the President of the Company, or by a stockholder voting in person at the Annual Meeting.

         All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are indicated, proxies will be voted FOR the authorization to amend the Company's By-Laws to increase the maximum number of Directors of the Company from seven (7) to ten (10) FOR the election of the Directors named therein, and FOR the ratification of the selection by the Board of Directors of BDO Seidman, LLP, as the independent certified public accountants of the Company.

         A copy of the annual report of the Company for the fiscal year ended December 31, 1998 ("Fiscal 1998"), which contains financial statements audited by the Company's independent certified public accountants, accompanies this proxy statement.

         The cost of preparing, assembling and mailing this notice of meeting, proxy statement, the enclosed annual report and proxy will be borne by the Company. In addition to solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph, or cable. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock. The Company will reimburse such persons for their expenses in forwarding soliciting material.

                              VOTING SECURITIES AND
                            PRINCIPAL HOLDERS THEREOF

         The Board of Directors has fixed the close of business on July 16, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting. Only stockholders on the Record Date will be able to vote at the Annual Meeting.

         As of the Record Date, 8,260,641 shares of the Company's common stock, $.001 par value per share ("Common Stock") are outstanding, and each share will be entitled to one (1) vote, with no shares having cumulative voting rights. Holders of shares of Common Stock are entitled to vote on all matters. Unless otherwise indicated herein, a majority of the votes represented by shares present or represented at the Annual Meeting is required for approval of each matter which will be submitted to stockholders.

         Management knows of no business other than that specified in Items 1, 2 and 3 of the Notice of Annual Meeting which will be presented for consideration at the Annual Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

         The following table sets forth information, as of July 16, 1999 with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock:

                           AMOUNT AND NATURE OF              APPROXIMATE
NAME                       BENEFICIAL OWNERSHIP(1)           PERCENTAGE OF CLASS

Industrial Resources       Stockholder     2,621,292            32%
Corporation(2)
Ste. 500-600 Main Ave.
Knoxville, TN 37902

Spoonbill, Inc.            Stockholder       438,024             5.3%
Tung Wai Commercial Bldg.
20th Floor
109-111 Gloucester Rd.
Wanchai, Hong Kong

--------

         (1) Unless noted to the contrary, all shares of Common Stock are directly held with the sole voting and dispositive power residing in the persons indicated.

         (2) James Ratliff is the sole owner of the outstanding securities of Industrial Resources Corporation (" IRC"), and, accordingly, he may be deemed to be an affiliate of the Company. James Ratliff is also the father of Malcolm E. Ratliff, the Company's Chief Executive Officer and a nominee for Director. Malcolm E. Ratliff is the President of IRC and his son-in-law, Kevin Fair, who is also an employee of the Company, is the secretary of IRC. James Ratliff is also the sole shareholder and President of Ratliff Farms, Inc. Malcolm E. Ratliff is the Vice-President/Secretary of Ratliff Farms. Accordingly, Ratliff Farms, Inc. may also be deemed to be an affiliate of the Company. Malcolm E. Ratliff is also the sole shareholder and President of Commonwealth Resources ("Commonwealth"). Kevin Fair is the Secretary-Treasurer of Commonwealth, which may also be deemed an affiliate of the Company. The shares listed here for IRC include 2,437,939 shares owned directly by IRC, 54,853 shares owned directly and an option to purchase 50,000 shares held by Malcolm E. Ratliff, 48,500 shares owned directly by Ratliff Farms, Inc. and 30,000 shares owned directly by Commonwealth.

William L. Harbert            Stockholder         425,000                 5.1%
820 Shades Creek Parkway
Birmingham, AL 35209

                                 PROPOSAL NO. 1:

                                AMENDMENT TO THE
                          COMPANY'S BY-LAWS TO INCREASE
                       THE MAXIMUM NUMBER OF THE COMPANY'S
                      DIRECTORS FROM SEVEN (7) TO TEN (10)

General
-------

         Article III, paragraph number 2 of the Company's By-Laws presently provides that the number of directors of the Company shall be a minimum of three
(3) and a maximum of seven (7). Article XI of the By-Laws further provides that the Company's By-Laws may be amended only by a majority vote of the Company's outstanding and issued stock. The Company presently has seven (7) directors.

Discussion
----------

         Due to the growth of the Company during the past year, particularly with respect to the development of its Swan Creek Field in Tennessee, management believes it would be in the Company's best interests to add several outside directors to its Board of Directors. It is believed the expertise and diversity that these new directors will bring to the Company will serve to enhance the development of the Company's oil and gas business. In order to attract more diversified directors to serve the Company it is necessary to increase the number of the Company's directors.

                                 PROPOSAL NO. 2:
                              ELECTION OF DIRECTORS

GENERAL

         The members of the Board of Directors are each elected for a one-year term or until their successors are elected and qualify with a plurality of votes cast in favor of their election. The Board of Directors consisted of seven (7) persons during Fiscal 1998 and ten (10) nominees for the Board are put forth before the stockholders for the 1999 Annual Meeting. The present directors are all up for re-election and were elected by the stockholders at the Company's last annual meeting of stockholders held on June 19, 1998. In addition, management's slate of Directors also includes Messrs. John A. Clendening and Neal F. Harding who have not previously served as Directors of the Company and Benton L. Becker who previously served as Chairman of the Company's Board of Directors during the period from June 5, 1995 to January 30, 1997.

         The directors will serve until the next annual meeting of stockholders and thereafter until their successors shall have been elected and qualified. There are no family relationships between executive officers or directors of the Company.

         Messrs. Joseph E. Armstrong., Benton L. Becker, John A. Clendenning, Neal F. Harding, John L. Kidde, James B. Kreamer, William A. Moffett, Shigemi Morita, Malcolm E. Ratliff and Allen H. Sweeney are nominees for election as directors. Unless authority is withheld, the proxies in the accompanying form will be voted in favor of the election of the nominees named above as directors. If any nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

BOARD OF DIRECTORS

         The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Although only two (2) members of the Board are involved in day-to-day operating details, the other members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board meetings. The Board of Directors held sixteen (16) meetings in Fiscal 1998.

         During Fiscal 1998 the compensation and audit committees of the Board of Directors each met one time. Messrs. Armstrong, Morita and Sweeney were the members of each of those committees.

         There is no understanding or arrangement between any director or any other persons pursuant to which such individual was or is to be selected as a director or nominee of the Company.

         The following table sets forth information, as of the Record Date with respect to the beneficial ownership of the Company's Common Stock by the executive officers and directors of the Company and the directors and officers of the Company as a group:

                                                 NUMBER OF SHARES   PERCENT
NAME AND ADDRESS                        TITLE    BENEFICIALLY OWNED OF CLASS
----------------                        -----    ------------------ --------

Joseph Earl Armstrong                   Director       50,000(3)    Less than 1%
2624 Selma Avenue
Knoxville, TN 37914

Benton L. Becker                        Nominee-       43,822       Less than 1%
1497 Lacosta Drive East                 Director
Pembrook Pines, FL 33027

John A. Clendening                      Nominee-       62,000(4)    Less than 1%
1000 Stonehenge-No. 51                  Director
Glasgow, KY 42141

Neal F. Harding                         Nominee-      410,281(5)    4.8%
PMB # 275                               Director
1730 South Federal Highway
Delray Beach, Florida 33843

John L. Kidde                           Director       59,000(6)    Less than 1%
154 Old Chester Road
Essex Falls, NJ 07021

James B. Kreamer                        Director       50,000(7)    Less than 1%
3621 Cabin Creek Rd
London, KY 40741

--------

         (3) Consists of shares underlying an option.

         (4) Consists of 12,000 shares held directly and an option to purchase 50,000 shares.

         (5) Consists of 110,281 shares owned directly and an option to purchase 300,000 shares. He also owns 5,985 shares of the Company's Series A 8% Cumulative Convertible Preferred Stock.

         (6) Consists of 9,000 shares held directly and an option to purchase 50,000 shares.

         (7) Consists of options to purchase shares.

William A. Moffett                    Director             100,000          1.4%
29 Chisolm Trail
Santa Fe, NM 87501

Shigemi Morita                        Director             215,141(8)       2.1%
80 Park Avenue
New York, N.Y. 10016

Malcolm E. Ratliff                    Chief Executive    2,621,292(9)        32%
12608 Avallon Place                   Officer
Knoxville, TN 37922

Allen H. Sweeney                      Chairman of          125,740(10)      1.5%
1400 Oak Tree Drive                   the Board
Edmund, OK 73003

Robert M. Carter                      President             96,000(11)      1.3%
317 Heathermoor Drive
Knoxville, TN 37922

Mark A. Ruth                          Chief Financial          -0-          -0-
104-D Cynthia Lane                    Officer
Loudon, TN 37922

--------

         (8) Consists of 105,741 shares held directly, 79,400 shares held as an IRA beneficiary and options to purchase 30,000 shares.

         (9) Malcolm E. Ratliff, the Company's Chief Executive Officer and a nominee for Director, is also a Vice-President of Industrial Resources Corporation ("IRC"). James Ratliff who is the father of Malcolm E. Ratliff, is the sole shareholder and President of IRC and Kevin Fair, an employee of the Company and Malcolm E. Ratliff's son-in-law, is the Secretary of IRC. James Ratliff is also the sole shareholder and president of Ratliff Farms, Inc. Malcolm E. Ratliff is the Vice-President/Secretary of Ratliff Farms, Inc. Malcolm E. Ratliff is also the sole shareholder and President of Commonwealth Resources ("Commonwealth"). Kevin Fair is the Secretary-Treasurer of Commonwealth. The shares listed here include 2,437,939 shares owned directly by IRC, 54,853 shares owned directly and an option to purchase 50,000 shares held by Malcolm E. Ratliff, 48,500 owned directly by Ratliff Farms, Inc. and 30,000 shares owned directly by Commonwealth.

         (10) Consists of 75,740 shares held indirectly through a company which he controls and options to purchase 50,000 shares.

         (11) Consists of 21,000 shares held directly and options to purchase 75,000 shares.

Sheila F. Sloan            Treasurer           12,000(12)           Less than 1%
121 Oostanali Way
Loudon, TN 37774

Elizabeth Wendelken        Secretary           11,000(13)           Less than 1%
8023 Stanley Road
Powell, TN 37849

All Officers and                            3,856,276(14)           43%
Directors as a Group

BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS

         The following is a brief account of the experience, for at least the past five (5) years, of each nominee for director.

         Joseph Earl Armstrong is 42 years old and a resident of Knoxville, Tennessee. He is a graduate of the University of Tennessee and Morristown College where he received a Bachelor of Science Degree in Business Administration. From 1988 to the present, he has been an elected State Representative for Legislative District 15 in Tennessee. From 1994 to the present he has been in charge of government relations for the Atlanta Life Insurance Co. From 1981 to 1994 he was a District Manager for the Atlanta Life Insurance Co.

         Benton L. Becker is 61 years old. In 1960 he received a B.A. degree from the University of Maryland. In 1966 he graduated from the American University Law School in Washington, D.C. He is currently engaged in the private practice of law in Coral Gables, Florida and Washington D.C. while regularly serving as a Distinguished Lecturer on constitutional law at the University of Miami in Coral Gables, Florida. His past positions include serving as a trial attorney for the Dade County, Florida State's Attorney Office and a professor of law at the University of Miami School of Law. During his career Mr. Becker has represented the U.S. House of representatives, the Republican National committee and President Gerald R. Ford. In 1976 Mr. Becker represented Commonwealth Oil and refining Company of Puerto Rico in a Federal trial and Appellate action against Texaco, Exxon and Mobil and obtained a multi-million

--------
         (12) Consists of 2,000 shares held directly and options to purchase 10,000 shares.

         (13) Consists of 1,000 shares held directly and options to purchase 10,000 shares.

         (14) Consists of shares held directly and indirectly by management, shares held by IRC, shares held by Ratliff Farms, Inc., Commonwealth and 725,000 shares underlying options.

dollar judgment for Commonwealth Oil. In 1980 he served as board chairman for Appalacian Oil and Gas. From June 5, 1995 to January 30, 1997 he served as Chairman of the Company's Board of Directors.

         Dr. John A. Clendening is 67 years old. He received B.S. (1958), MS.
(1960) and Ph. D. (1970) degrees in geology from West Virginia University. He was employed as a Palynologist-Coal Geologist at the West Virginia Geological Survey from 1960 until 1968. He joined Amoco in 1968 and remained with Amoco as a senior geological associate until 1972. Dr. Clendening has served as President and other offices of the American Association of Stratigraphic Palynologists and the Society of Organic Petrologists. From 1992 - 1998 he was engaged in association with Laird Exploration Co., Inc. of Houston, Texas, directing exploration and production in south central Kentucky. In 1999 he purchased all the assets of Laird Exploration in south central Kentucky and operates independently. While with Amoco Dr. Clendening was instrumental in Amoco's acquisition in the early 1970's of large land acreage holdings in Northeast Tennessee, based upon his geological studies and recommendations. His work led directly to the discovery of the Paul Reed # 1 well which has been tested at 4.7 Mmcf of natural gas per day with proven reserves of 5 Bcf. He further recognized the area to have great both oil and gas potential and is credited with discovery of the field which is now known as the Company's Swan Creek Field.

         Neal F. Harding is 57 years old. He received B.S. degree in Social Sciences from Campbellsville University in 1964. He is the Chairman and Chief Executive Officer of the Heritage Companies based in Cocoa Beach, Florida which are three management companies specializing in the development, construction and management of more than 6,000 single and multi-family affordable housing units. Mr. Harding through various different partnerships, currently owns in excess of 16,000 affordable housing units throughout the country. He is the majority shareholder of R.M.D. Corp., the largest franchisee of Hooters restaurants. He has just expanded his Hooters' interests by purchasing a one-half interest in Hooters restaurants located in Arizona, Colorado, Minneapolis and New Mexico. He is also the majority shareholder of World Wide Wings, a Hooters' franchisee which owns and manages four international units located in Toronto, Canada and England. Mr. Harding is also the majority shareholder in F & II Development which owns and operates a semi-public PGA designed 18 hole golf course in Sikeston, Missouri. Additionally, Mr. Harding is the sole shareholder of Harding Construction Services, Inc., a real estate company specializing in the acquisition and development of commercial and residential properties.

         John L. Kidde is 65 years old. He received a B.A. Degree from Princeton University in 1956. From 1969 to 1988 he served as a Director and Vice-President of Kidde International, Inc., which was engaged in several businesses in the area of safety, security and business protection. Subsequently and to date he has acted as President of KDM Development Corporation, an investment management company. Mr. Kidde is also a Co-Founder and Chairman of Australasia, Inc., a Pacific Rim investment fund. He is also a Director and Investment Committee member of Asset Management Advisors, Inc. of Palm Beach, Florida and an active General Partner in a number of venture capital partnerships including, Claflin Capital I-V, North American Venture

Capital II and the Opportunity Fund. Mr. Kidde is a Trustee of the Stevens Institute of Technology and the Open Space Institute in New York.

         James B. Kreamer is 60 years old. He earned a Degree in Business from the University of Kansas in 1963. He has been the owner of several business enterprises. In 1982, he purchased a seat on the Kansas City Board of Trade where he served on several committees working on the development of futures trading. Since 1979, he has been engaged in the oil and gas business as an investor. He currently serves as a member of the Board of Directors of Panaco, Inc., a NASDAQ energy company.

         William A. Moffett is 65 years old. He received a BS Degree in Geological Engineering from Oklahoma University in 1956. From 1977 to 1982, he was Operations Manager for Esso Exploration and Production in the United Kingdom. From 1982 to 1984, he was General Production Manager for Intercol (an affiliate of Exxon in Colombia). From 1984 to 1991 he was CEO for Stan Vac Indonesia, a joint Exxon/Mobil affiliate. From 1991 until his employment by the Company, Mr. Moffett was retired.

         Shigemi Morita is 66 years old. He received an A.B. Degree from Elon College in North Carolina. From 1969 to 1996 he was the President and CEO of Morita & Co., an insurance agency specializing in insurance for Japanese companies doing business in the United States. In 1996, Morita & Co., Inc. was acquired by Tokio Marine Management, Inc., Mitsubishi International Corporation in New York and Mitsubishi International, Ltd. in Tokyo. He remains as President and as a consultant.

         Malcolm E. Ratliff is 53 years old. He attended the University of Mississippi from 1965 to 1967. He has been involved in the oil and gas business since 1974, initially as a roustabout and then developing oil and gas leases. In 1992 he was involved with personal investments. In 1993 and 1994 he experienced serious health problems which prevented him from working. In April 1995, he became associated with the Company and, after its merger with Onasco, he served as a consultant to the Company's Board of Directors. From March 13, 1997 until March 13, 1998 when he resigned for health reasons, he was the Chief Executive Officer of the Company, and until his resignation on March 13, 1998, he was also acting as interim President of the Company as the result of the death, on September 13, 1997, of Daniel Follmer, the Company's President. On April 21, 1998 at the request of the Company's Board of Directors, Mr. Ratliff agreed to return to the management of the Company as its Chief Executive Officer.

         Allen H. Sweeney is 52 years old. He received an MBA in finance from Oklahoma City University in 1972 and a Bachelor Degree in Accounting from Oklahoma State University in 1969. From 1978 to 1980, he served as Treasurer and CEO of Phoenix Resources Company. From 1980 to 1981, he served as Vice-President-Finance for Plains Resources, Inc. From 1982 to 1984, he was Vice-President-Finance for Wildcat Mud, Inc. From 1984 to 1992 he operated an independent consulting service under the name of AHS and Associates, Inc. Since 1992, he has served as Director and President of Columbia Production Company and Mid-America Waste

Management, Inc. Mr. Sweeney is a Director of Frontier Natural Gas Corporation of Houston, Texas, a public corporation.

EXECUTIVE COMPENSATION

         The following table sets forth a summary of all compensation awarded to, earned or paid to, the Company's Chief Executive Officer during fiscal years ended December 31, 1998, December 31, 1997 and December 31, 1996. None of the Company's other executive officers earned compensation in excess of $100,000 per annum for services rendered to the Company in any capacity.

                                            SUMMARY COMPENSATION TABLE

                                                                              -----------LONG TERM AWARDS-----------

                              ANNUAL COMPENSATION                             -------------AWARDS------------PAYOUTS
=================================================================================================================================
Name and                     YEAR    SALARY ($)     BONUS ($) OTHER ANNUAL    RESTRICTED     SECURITIES      PAYOUTS    ALL OTHER
Principal Position                                            COMPENSATION    STOCK          UNDERLYING                 COMPEN-
                                                              ($)             AWARDS($)      OPTIONS                    SATION
                                                                                             /SARS(#)
---------------------------------------------------------------------------------------------------------------------------------
Malcolm E. Ratliff,          1998    $ 60,000       $-0-      $500            -0-            50,000          -0-        -0-
Chief Executive Officer      1997    $  9,731       $-0-      $500            -0-            -0-             -0-        -0-
                             1996    $-0-           $-0-      $500            -0-            -0-             -0-        -0-

James E. Kaiser,             1998    $-0-           $-0-      $-0-            -0-            -0-             -0-        -0-
Chief Executive Officer and  1997    $ 6,154        $-0-      $-0-            -0-            -0-             -0-        -0-
General Counsel              1996    $20,000        $-0-      $-0-            -0-            -0-             -0-        -0-

Theodore Scallan,            1998    -0-            $-0-      -0-             -0-            -0-             -0-        -0-
Chief Executive Officer and  1997    -0-            $-0-      -0-             -0-            -0-             -0-        -0-
President                    1996    $53,120        $-0-      -0-             462,250(15)    100,000(16)     -0-        $20,000(17)

George E. Walter, Jr.        1998    -0-            $-0-      $-0-            -0-            -0-             -0-        -0-
Chief Executive Officer      1997    -0-            $-0-      $-0-            -0-            -0-             -0-        -0-
                             1996    $   923        $-0-      $20,000         -0-            -0-             -0-        -0-

--------

         (15) Represents shares transferred from majority shareholder, based upon closing price of $6.25 on 7/28/95, closing price of $7.25 on 8/31/95 and $6.00, the bid on 11/28/95.

         (16) Option has expired.

         (17) Termination compensation.

                        OPTION GRANTS IN LAST FISCAL YEAR


                INDIVIDUALIZED GRANTS
--------------------------------------------------------------------------------
NAME               NUMBER OF          PERCENT OF TOTAL    EXERCISE  EXPIRATION
                   SECURITIES         OPTIONS/SARS        OR BASE   DATE
                   UNDERLYING         GRANTED TO          PRICE
                   OPTIONS/SARS       EMPLOYEES IN        ($/SH)
                   GRANTED (#)        FISCAL 1998
--------------------------------------------------------------------------------
MALCOLM E.            50,000                100%           $7.00     6/19/99
RATLIFF
================================================================================




         No options were exercised during fiscal year ended december 31, 1998 by the chief executive officer. None of the company's other executive officers earned compensation in excess of $100,000 per annum for services rendered to the company in any capacity.

         The company does not presently have a pension or similar plan for its directors, executive officers or employees. Management intends to adopt a 401(k) plan and full liability insurance for directors and executive officers and a health insurance plan for employees in the near future.

Compensation of Directors
-------------------------

         The Board of Directors has resolved to compensate members of the board of directors for attendance at meetings at the rate of $250 per day, together with direct out-of-pocket expenses incurred in attendance at the meetings, including travel. The directors, however, have waived such fees due to them as of this date for prior meetings.

           Members of the Board of Directors may also be requested to perform consulting or other professional services for the company from time to time. The board of directors will set a rate of compensation for such services which may be no less favorable to the company than if the services had been performed by an independent third party contractor. The Board of Directors has reserved to itself the right to review all directors' claims for compensation on an ad hoc basis.

Employment Contracts
--------------------

         There are presently no employment contracts relating to any member of management. However, depending upon the company's operations and requirements, the company may offer long term contracts to directors, executive officers or key employees in the future.

CERTAIN TRANSACTIONS

Transactions with Management and Others
---------------------------------------

         Except as set forth hereafter, there have been no material transactions, series of similar transactions or currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer or any security holder who is known to the Company to own of record or beneficially more than 5% of the Company's common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

         During 1997, the Company converted $333,719 of debt payable to IRC to 59,328 shares of common stock, $12,398 of debt payable to Malcolm E. Ratliff to 2,204 shares of common stock and $138,105 of debt payable to Tracmark, Inc. to 24,552 shares of common stock. Those obligations arose from loans to the Company by IRC, Malcolm E. Ratliff and Tracmark, Inc.

         During 1997 the Company borrowed the sum of $1,000,000 from an individual, Neal Harding, a nominee for Director. The loan from Mr. Harding was used primarily for pipeline construction. Repayment of the loan from Mr. Harding was guaranteed by IRC, which also granted an option to Mr. Harding to purchase 300,000 shares of stock of the Company it owned at a price of $10 per share. One-half of that loan was repaid in January 1998 from existing cash revenues and the balance was paid in October 1998 by paying Mr. Harding $250,680.56 in cash and issuing to him 2,950 shares of the Company's Series A 8% Cumulative Convertible Preferred Stock.

         The Company has issued fully paid 25% working interests in six wells in the Swan Creek Field to Shigemi Morita, one of the Directors of the Company, which were paid for in part by crediting Mr. Morita $360,000 for placement fees in connection with private placements of the Company's common stock which occurred during the fourth quarter of 1997 and the first quarter of 1998. Mr. Morita was given an option that if it was determined that a well(s) at the time of completion of the drilling was not economically feasible and as such was subsequently plugged and abandoned, he had 30 days, after written notice from the Company, to convert amounts paid for that well(s) to restricted shares of the Company's common stock at 70% of its then current market value. However, all six of the wells in which Mr. Morita has a participation interest are producing, therefore his options for these wells are not exercisable.

         On July 16, 1998, the Company entered into a loan agreement with five individual investors totaling $800,000. The loans were secured by a pledge of 118,200 shares of the Company's Common Stock owned by Malcolm E. Ratliff, the Company's Chief Executive Officer and a Director. The loans bore interest at the rate of 8% per annum and matured on October 14, 1998. Loan origination fees consisted of $64,000 in cash to the broker who arranged the loan and 16,800 shares of the Company's common stock advanced to the lenders and broker on behalf of the Company by Malcolm E. Ratliff. Approximately $520,000 of this loan has been repaid by the Company out of proceeds from a Convertible Note in the amount of $1,500,000 received during October, 1998. The Convertible Note matures in five years and is convertible into shares of the Company's common stock at a price of $6.25 per share. In connection with the loan received by the Company evidenced by the Convertible Note, the Company issued 25,000 shares of its common stock to the lender as a loan fee. The balance of the 800,000 loans have been satisfied by the issuance to the lenders of 2,800 shares of Series A 8% Cumulative Convertible Preferred Stock convertible at a price of $5.75 per share.

         The Company has entered into a financial consulting agreement with Proton Capital, LLC ("Proton") of Westport Connecticut, for a two (2) year period commencing as of January 1, 1999, whereby Proton is to provide services in connection with shareholder relations, press releases, long term financial planning, corporate reorganizations and financing. The Company is to pay Proton $10,000 per month commencing in June 1999, or sooner if financing is procured by Proton. Further, if the Company enters into a business combination with parties introduced by Proton, then the Company will pay Proton a finders fee according to a fee schedule ranging from a fee of five (5%) percent for a business combination wherein the consideration does not exceed $5 million to a fee of $320,000 plus two (2%) percent in excess of $7 million where the transaction consideration is in excess of $7 million.

         Malcolm E. Ratliff, the Chief Executive Officer and a Director of the Company, has entered into an agreement with Proton to sell Proton not more than 370,000 shares of common stock of the Company at $5.00 per share over a five (5) year period. Proton has issued a non-recourse promissory note in the amount of $1.85 million, together with interest at six (6%) percent per annum. The promissory note is payable out of proceeds of the sale of the shares. The 370,000 shares were transferred from IRC, an affiliate of Mr. Ratliff, to a privately held company solely owned by James Ratliff, the father of Malcolm E. Ratliff, and subsequently to Proton. As of the date of this Report, no shares have been sold by Proton under the terms of this agreement.

Indebtedness of Management
--------------------------

         No officer, director or security holder known to the Company to own of record or beneficially more than 5% of the Company's common stock or any member of the immediate family of any of the foregoing persons is indebted to the Company.

Parent of the Issuer
--------------------

         Unless IRC may be deemed to be a parent of the Company by virtue of its stock ownership, the Company does not have a parent.

                                 PROPOSAL NO. 3:

                          RATIFICATION OF SELECTION OF
                    BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of BDO Seidman, LLP, independent certified public accountants, to audit the accounts for the Company for fiscal year ending December 31, 1999 ("Fiscal 1999"). The firm of BDO Seidman, LLP has audited the Company's financial statements for the past three fiscal years. The Company is advised that neither that BDO Seidman, LLP nor any of its partners has any material direct or indirect relationship with the Company. The Board of Directors considers BDO Seidman, LLP to be well qualified for the function of serving as the Company's auditors. Tennessee Law does not require the approval of the selection of auditors by the Company's stockholders, but in view of the importance of the financial statement to stockholders, the Board of Directors deems it desirable that they pass upon its selection of auditors. In the event the stockholders disapprove of the selection, the Board of Directors will consider the selection of other auditors. The Board of Directors recommends that you vote in favor of the above proposal in view of the quality of the services provided by BDO Seidman, LLP, its outstanding reputation as a leading audit firm and its familiarity with the Company's financial and other affairs financial due to its previous service as auditors for the Company.

         A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

         Unless otherwise directed by the stockholder giving the proxy, the proxy will be voted for the ratification of the selection by the Board of Directors of BDO Seidman, LLP as the Company's independent certified public accountants for Fiscal 1999.

         The following is a review of the accountants retained by the Company and changes leading up to the Company's retention of BDO Seidman, LLP as the Company's accountants.

Change from Price-Bednar, LLP, CPA to Charles M. Stivers, CPA
-------------------------------------------------------------

         Price-Bednar, LLP, Certified Public Accountants, were engaged as the Company's accountants as of February 22, 1996, to audit the financial statements of the Company for the calendar year ending December 31, 1995.

         The Company had engaged the services of another accountant to complete certain preparatory on-site audit activities for preliminary review by Price-Bednar. These services were not timely provided by the other accountant. Also, many of the records of IRC were unavailable, and, Price-Bednar required a number of these records to be reconstructed prior to its completion of the audit. During the week of May 20, 1996, the Company was advised that the principal accountant of Price-Bednar, who was responsible for the Company's audit, would be out of town for the following week, and it became clear that Price-Bednar would not be able to complete the audit for at least three weeks, because certain information requested by them had not yet been provided by the Company. Price-Bednar was terminated by the President, effective June 7, 1996, and Charles M. Stivers, CPA, who had been engaged to conduct the preparatory on-site audit activities for Price-Bednar when the other accountant failed to perform as promised, indicated that he could timely deliver the required audit report and was promptly engaged to do so by the Board of Directors.

         Also, during, the Company's two most recent fiscal years, and since then, Price-Bednar has not advised the Company that any of the following exist or are applicable:

         (1) That the internal controls necessary for the Company to develop reliable financial statements do not exist, that information has come to their attention that has led them to no longer be able to rely on management's representations, or that has made them unwilling to be associated with the financial statements prepared by management;

         (2) That the Company needs to expand significantly the scope of its audit, or that information has come to their attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation, or cause them to be unwilling to rely on management's representations or be associated with the Company's financial statements for the foregoing reasons or any other reason; or

         (3) That they have advised the Company that information has come to their attention that they have concluded materially impacts the fairness or reliability of either a previously issued report or the underlying financial statements for the foregoing reasons or any other reason.

         Further, during the Company's two most recent fiscal years and since then, the Company has not consulted Price-Bednar regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or any other financial presentation whatsoever.

         The Company previously provided Price-Bednar with a copy of the disclosure herein and advised them to provide the Company with a letter addressed to the Commission as to whether they agree or disagree with the disclosures made herein. Price-Bednar's response to the Securities and Exchange Commission indicated it agreed with these disclosures.

Change from Charles M. Stivers, CPA, to BDO Seidman, LLP
--------------------------------------------------------

         On December 15, 1996, the Company terminated Charles M. Stivers, CPA and retained BDO Seidman, LLP to conduct the audit of the Company's financial statements for the year ended December 31, 1996 because it became apparent that Charles M. Stivers, as an individual practitioner, would not be able to perform the required audit on a timely basis.

         The report of Charles M. Stivers for fiscal year ended December 31, 1995 includes a paragraph which discusses doubts about the Company's ability to continue as a going concern in view of its operating losses and working capital deficiency.

         During, the Company's two most recent fiscal years, and since then, Charles M. Stivers has not advised the Company that any of the following exist or are applicable:

         (1) That the internal controls necessary for the Company to develop reliable financial statements do not exist, that information has come to his attention that has led him to no longer be able to rely on management's representations, or that has made him unwilling to be associated with the financial statements prepared by management;

         (2) That the Company needs to expand significantly the scope of its audit, or that information has come to his attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation, or cause him to be unwilling to rely on management's representations or be associated with the Company's financial statements for the foregoing reasons or any other reason; or

         (3) That he has advised the Company that information has come to his attention that he has concluded materially impacts the fairness or reliability of either a previously issued report or the underlying financial statements for the foregoing reasons or any other reason.

         Further, during the Company's two most recent fiscal years and since then, the Company has not consulted Charles M. Stivers regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or any other financial presentation whatsoever.

         The Company has provided Charles M. Stivers with a copy of the disclosures provided herein and has advised him to provide the Company with a letter addressed to the Commission as to whether they agree or disagree with the disclosures made herein. Mr. Stivers' response to the Securities and Exchange Commission indicated he agreed with these disclosures.

                             STOCKHOLDERS' PROPOSALS

         Proposals of stockholders intended to be presented at the 1998 annual meeting must be received in writing, by the President of the Company at its offices by December 31, 1999 in order to be considered for inclusion in the Company's proxy statement relating to that meeting.

                                              By Order of the Board of Directors

                                              Elizabeth Wendelken, Secretary

                                 TENGASCO, INC.

                        THIS PROXY IS SOLICITED ON BEHALF
                            OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Malcolm E. Ratliff and Elizabeth Wendelken as proxies (the "Proxies"), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.001 par value per share, of Tengasco, Inc. (the "Company") held of record by the undersigned on July 16, 1999 at the Annual Meeting of stockholders to be held at Club LeConte, 2700 Plaza Tower, Knoxville, TN 37902, on Tuesday, August 31, 1999, at 10:00 A.M. local time, or at any adjournments thereof, as directed below, and in their discretion on all other matters coming before the meeting or any adjournments thereof.

PLEASE MARK BOXES / / IN BLUE OR BLACK INK.

1. Proposal to authorize an amendment to the Company's By-Laws to increase the maximum number of Directors of the Company from seven (7) to ten
         (10).

          FOR /   /           AGAINST /   /           ABSTAIN /   /

2. Election of Directors: Joseph E. Armstrong, Benton L. Becker, John A. Clendening, Neal F. Harding, John L. Kidde, James B. Kreamer, William
         A. Moffett, Shigemi Morita, Malcolm E. Ratliff and Allen H.Sweeney. (MARK ONLY ONE OF THE TWO BOXES FOR THIS ITEM)

         /   / VOTE FOR all nominees named above except those who may be named on this line:

         -----------------------------------------------------------------------

                                       (OR)

         /   / VOTE WITHHELD as to all nominees named above.

3. Proposal to ratify appointment of BDO Seidman, LLP as the Company's independent certified public accountants:

         FOR /   /           AGAINST /   /           ABSTAIN /   /


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted "FOR" Proposals 1, 2 and 3.

         PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

         PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY OR EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                   Dated:                         , 1999
                                         -------------------------

                                   X
                                    --------------------------------------------
                                                   Signature

                                   X
                                    --------------------------------------------
                                                 Print Name(s)

                                   X
                                    --------------------------------------------
                                            Signature, if held jointly

                       PROPOSED AMENDMENT TO ARTICLE III,
                      PARAGRAPH 2 OF THE COMPANY'S BY-LAWS

         2. The number of directors of the corporation shall be a minimum of three (3) and a maximum of ten (10). All directors shall serve one year terms. Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall have been elected and qualified.